Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645 Brenda A. Blake, ext. 3202	October 15, 2008

AmeriGas Issues Earnings Guidance and Agenda for Analyst Day

VALLEY FORGE, Pa., October 15 – AmeriGas Partners, L. P. (NYSE: APU) today announced earnings guidance for fiscal years 2008 and 2009. The Partnership expects to report record net income of approximately $154 million for its fiscal year ended September 30, 2008. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are expected to be approximately $310 million for fiscal 2008.

In prepared remarks to be delivered to investors in New York, Lon R. Greenberg, chairman of AmeriGas, said, “Assuming normal weather patterns this winter, for fiscal 2009 ending September 30, 2009 we expect to report earnings in the range of $160 million to $170 million and EBITDA in the range of $315 to $325 million.” AmeriGas is scheduled to release more detailed results for the fiscal year ended September 30, 2008 in mid November 2008.

Today’s webcast Analyst Day meeting for investors features a presentation on AmeriGas’ strategic plans, in-depth discussions of operations and growth strategies, capital spending plans, financial performance as well as earnings guidance for fiscal years 2008 and 2009.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.

The Analyst Day webcast and other comprehensive information about AmeriGas are available on the Internet at http://www.investor.shareholder.com/ugi/.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

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AmeriGas Issues Earnings Guidance and Agenda for Analyst Day Page 2

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal years ending September 30, 2008 and September 30, 2009:

(in thousands)

	Forecast	Forecast
	Fiscal	Fiscal
	Year	Year
	Ending	Ending
	September 30,	September 30,
	2008	2009
Net income (estimate)	$154,000	$164,000
Interest expense (estimate)	73,000	72,000
Income tax expense (estimate)	2,000	2,000
Depreciation (estimate)	76,000	77,000
Amortization (estimate)	5,000	5,000

EBITDA (estimate)	$310,000	$320,000

Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to net income (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United State (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years.

AP-08 ### 10/15/08